Exhibit 99.2

Q3 2022

Letter to

Shareholders

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	Q3 2022	Q3 2021	Q2 2022
Revenue	$459M	$303M	$417M
Net Income / (Loss)	$25M	$1M	$31M
Adjusted EBITDA (1)	$115M	$72M	$109M
(1)
Consolidated adjusted EBITDA is a non-GAAP profit measure and is defined as net income (loss) plus: (1) provision (benefit) for income taxes; (2) other income (expense), net; (3) depreciation and amortization; (4) stock-based compensation and other stock-settled obligations; (5) goodwill, intangible asset, and long-lived asset impairments; (6) legal reserves and settlements; (7) restructuring and other related reorganization costs; and (8) non-recurring expenses and income. See ”Use of Non-GAAP Financial Measures.”

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Letter to Shareholders

We are pleased to share our third quarter 2022 results, which demonstrated continued strength across Tripadvisor. Our results reflect a sustained demand for travel and dining, and another quarter of steady progress to full recovery. Importantly, our results reinforce the strong position we hold in travel, through a portfolio of trusted brands and offerings that serve the needs of millions of travelers, experience seekers, and diners.

Consolidated revenue reached 107% of 2019 levels in Q3 2022 (with currency headwinds of approximately 5 percentage points versus Q3 2019), the first quarter we’ve exceeded 2019 levels since the pandemic. Accelerating sequentially, and leading the recovery was Viator, at 179% of 2019 levels, followed by TheFork, at 103% (with currency headwinds of approximately 9 points versus Q3 2019). Tripadvisor Core saw sequential improvements, led by branded hotels and experiences and dining, which reached 95% and 125% of 2019 levels, respectively.

Viator, in particular, continued to see strong growth this quarter and continues to pace far ahead of 2019 levels. We believe this is indicative not only of pent-up demand, but also the opportunity available in a large and underpenetrated category as well as the continued execution by the team, all of which have positioned our Viator brand as a market-leader in experiences. At TheFork, our revenue growth rates reflect solid demand for our products in key European markets, despite the restaurant industry as a whole still operating below 2019 levels. Finally, our branded hotels results demonstrate our continued relevance in this marketplace, and particularly in the U.S., our recovery was strong.

Net income was $25 million in Q3 2022, and consolidated adjusted EBITDA was $115 million, or 25% of revenue. Our Tripadvisor Core segment adjusted EBITDA margin was at pre-pandemic levels the last few quarters, despite revenue still not fully recovered. This is a reflection of our disciplined approach to spend, and has allowed us to fund investment in our Viator and TheFork segments.

We are very pleased with the progress we’ve made year to date. Throughout the year we’ve seen quarter over quarter improvements in recovery levels. Despite some variability across regions, currency impacts, and the macro uncertainty, all of which we expect to continue, we believe performance in 2022 has been reflective of the overall travel market trends in the various distinct sub-categories in which we compete.

While too early to share specifics on our strategic priorities or other details on 2023, we believe that we are well positioned to capitalize on the numerous opportunities for growth in the broader travel industry. We are already seeing these opportunities emerge strongly at Viator and TheFork. In the Tripadvisor Core segment, we recognize the opportunity to reinforce our relevance to consumers and partners and reimagine the leadership role we play in travel. The landscape around these offerings has changed considerably, and continues to evolve, and we believe we can set a course to compete from an even more customer-centric, engagement-driven approach. Our brand, our reach, and our community, as well as other enduring assets such as our data and content, are strengths that we intend to leverage as we set our strategic priorities. We look forward to sharing more with you next year.

Third Quarter 2022 Consolidated Financial Results

Third quarter revenue was $459 million, growing 51% year over year, and reaching 107% of 2019 levels. Revenue recovery was strongest in our Viator and TheFork segments, and in branded hotels within the Tripadvisor Core segment. Revenue in Q3 2019 included approximately $12 million, or 3% of Q3 2019 revenue, related to SmarterTravel and China businesses, which no longer contribute to revenue.

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Revenue has improved significantly from a year ago, when Delta and Omicron strains impacted travel, particularly in Europe. Recovery trends have picked up considerably over the last two quarters, driven primarily by growth in Viator, branded hotels recovery in Tripadvisor Core, and growth in TheFork.

We are subject to fluctuations in currency, primarily with the Euro, which significantly declined against the USD year over year. We estimate that in Q3 2022, changes in currency resulted in a headwind of approximately 11 percentage points of revenue growth versus Q3 2021 and approximately 5 percentage points to our recovery rate versus 2019.

Net income for Q3 2022 was $25 million, compared to net income of $1 million in the same period a year ago.

Consolidated adjusted EBITDA in Q3 2022 was $115 million, or 25% of revenue, as compared to adjusted EBITDA of $72 million, or 24% of revenue, in Q3 2021.

The improvement in net income and consolidated adjusted EBITDA was driven primarily by increases in revenue, partially offset by increases in marketing expense and higher fixed and discretionary costs in Q3 2022 when

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compared to Q3 2021. In our variable costs, year over year increases are due in part to the increase in traffic spend, driven primarily by the mix shift in our revenue streams to high-growth segments. Year over year, our fixed and discretionary costs have grown more slowly than revenue and variable costs, and is related primarily to increases in headcount, mainly to support strategic initiatives at Viator and TheFork.

We ended the quarter with approximately $1.1 billion in cash and cash equivalents.

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Tripadvisor Core Segment

Included in this segment is revenue from our Tripadvisor branded hotels, display and platform, Tripadvisor experiences and dining revenue, and other revenue derived from adjacent offerings, including rentals, flights and cars, and cruise, including some non-Tripadvisor branded revenue in our cruise and rentals offerings.

Tripadvisor Core revenue was $284 million in Q3 2022, reflecting year over year growth of 34% and reaching 88% of 2019 levels (with currency headwinds of approximately 3 percentage points versus Q3 2019). Revenue in Q3 2019 included approximately $12 million, or 4% of Tripadvisor Core segment revenue, related to SmarterTravel and China businesses, which no longer contribute to revenue.

In Q3 2022, the year over year and sequential improvement as a percent of 2019 was led by Tripadvisor branded hotels, which was 95% of 2019 revenue, and Tripadvisor experiences and dining, which was 125% of 2019 levels. Display and platform was 80% of 2019 levels.

Adjusted EBITDA in the Tripadvisor Core segment in Q3 2022 was $112 million, or 39% of segment revenue, compared to $73 million, or 34% of segment revenue, in Q3 2021. Year over year, Tripadvisor Core segment adjusted EBITDA benefited from a significant increase in revenue, which more than offset the year over year increases in online traffic spend and fixed and discretionary costs.

Notably, in Q3 2022, our adjusted EBITDA margin was near-even to 2019 levels, driven by our ability to contain fixed and discretionary costs despite higher variable costs as a percent of revenue.

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Tripadvisor Branded Hotels

Our branded hotels revenue stream, which includes our hotel meta (or “hotel auction”) and B2B subscription offerings, was $188 million, and reached 95% of 2019 levels, an increase from 89% of the 2019 level in Q2 2022.

Within our hotel meta, even with APAC still well below 2019 levels, we were at 2019 levels, driven by U.S. recovery rates above 2019 levels and European recovery rates below 2019 levels. Within the quarter, we saw particular strength in August in our hotel meta revenue.

Our Hotel B2B revenue stream also increased sequentially as a percent of 2019 levels. While slower to recover than hotel meta, we have seen gradual improvements in recovery rates over the last year, which continue to be impacted in part by the ramp up of productivity levels of our salesforce. We also believe that SMB hotel marketing budgets for more up-funnel services like ours have not yet recovered post-pandemic.

Display & Platform

Display & Platform continues on its path to recovery. Revenue in Q3 2022 was $33 million, reflecting 14% year over year growth and reaching 80% of 2019 levels. We believe the slight sequential decline was related to shifts mirroring the overall advertising market. We continue to launch initiatives targeting both endemic and non-endemic advertisers, and are driving opportunities to work with our partners given our unique assets and traffic.

Tripadvisor Experiences & Dining

Revenue in our Tripadvisor point-of-sale (POS) experiences and dining was $45 million in Q3 2022, reaching 125% of 2019 levels, a sequential increase from 117% in Q2 2022. Experiences revenue increased quarter over quarter and, as a percent of 2019 levels, accelerated. In our B2B dining offering, revenue continues to demonstrate recovery from last year, although not yet recovered versus 2019, mirroring the B2B challenges in our B2B hotels.

Other

Revenue from other offerings, which includes cruises, rentals, flights, and cars, was $18 million, or 37% of 2019 levels. In Q3 2019 we had approximately $12 million in revenue related to the SmarterTravel and China businesses, which no longer contribute to revenue, and were approximately 24% of Q3 2019 Other revenue. In our cruise revenue, we are seeing continued improvements as cruise travel has continued to re-open.

Viator Segment

Included in this segment is revenue generated from the booking of tours, attractions, and activities transacted through the Viator point of sale, as well as revenue generated from other distribution partners, such as the Tripadvisor point of sale and third party points of sale.

Results in our Viator segment continue to be strong and we remain enthusiastic about the large market opportunity of the experiences category. The performance we have seen in Viator this year is a reflection of the inroads we have made as a strategic market leader in a rapidly growing category of travel.

Viator segment revenue in Q3 2022 was $174 million, reflecting year over year growth of 138% and reaching 179% of 2019 levels. As a percent of 2019, Viator growth was strong throughout each month of the quarter. Europe as both a destination and as an origin of booking saw very high recovery rates, in particular as North Americans continued to travel internationally.

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Turning to metrics, gross bookings value (GBV) was approximately $800 million, or approximately 192% of 2019 levels. Year over year, GBV grew approximately 113% from approximately $380 million in Q3 2021. GBV is reported at the time of booking and is gross of cancellations, whereas revenue is recorded at the time of the experience, and is net of cancellations. Year over year, cancellation rates improved slightly, but remain higher than pre-pandemic cancellation rates. This dynamic is partly due to additional payment options we have introduced which provides customers the flexibility to make payments closer to the experience date.

Viator GBV as % of 2019 Levels
90%
112%
144%
186%
192%
Q3 FY21
Q4 FY21
Q1 FY22
Q2 FY22
Q3 FY22

Adjusted EBITDA in Q3 2022 was $12 million, or 7% of revenue, higher than the same period in 2019 and 2021. As revenue has grown, so has adjusted EBITDA, despite significant investments in driving revenue growth and growing market share. The majority of expenses in Viator are in sales and marketing, which includes affiliate marketing fees paid to third parties and inter-company affiliate marketing fees incurred to Tripadvisor Core.

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Relative to other OTA verticals, we believe experiences is an underpenetrated category. It’s also a category with low, but increasing, awareness as consumers shift their spend from material goods to services and experiences. To capitalize on the opportunities this presents, we have invested in driving customer acquisition and improving the user experience to drive conversion and repeat users. We have also invested in helping suppliers with their marketing efforts as they seek to differentiate and reach potential customers.

In Q3, we began a 2H 2022 investment in brand and channel expansion for the Viator brand, which will increase in Q4. We are seeing record performance in the segment. As travel recovers, and with the desire to drive brand and product awareness leading into 2023, we believe that the timing of this investment will drive revenue in 2023 and beyond. We see an opportunity to expand our channels outside of search and to drive awareness through connected TV, streaming video, and social media. Our expectation is that this investment will drive improved retention and customer loyalty, and contribute to improved lifetime value economics over time.

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TheFork Segment

Included in this segment is revenue generated from the booking of reservations through TheFork point of sale, which includes revenue generated primarily by restaurant seating fees via our online reservation system.

We are pleased with our performance this quarter, especially against an uneven recovery in European consumer foodservice industry, which has still not recovered to pre-pandemic levels and for 2022 is projected to be approximately 15% below 20191. Restaurant re-openings have still yet to reach 2019 levels. In one of our largest markets for example, our revenue recovery trends for the year to date have been above 2019 levels, though in the first half of 2022 restaurant openings in this market were lower by approximately 30% when compared to the first half of 20192.

Revenue in TheFork was $35 million in Q3 2022, growing 17% year over year (with currency headwinds of approximately 14 percentage points), and reaching 103% of 2019 levels (and currency headwinds of approximately 9 percentage points to 2019 levels). With its revenue primarily European based, TheFork segment is particularly exposed to the significant currency movements we’ve seen both year over year and compared to 2019.

The number of bookings at TheFork grew 12% year over year and reached 105% of 2019 levels. As a percent of 2019 levels, the sequential step down in bookings was due primarily to timing of initiatives in 2019 versus 2022. For example, we saw a benefit in Q2 2022 due to the timing of a large marketing campaign, which in 2019 occurred in the first quarter, and we also had a campaign in Q3 2019 that re-occurred in Q3 2022 but on a more limited scale. Despite lower bookings as a percent of 2019, we drove higher monetization per booking compared to Q3 2019.

TheFork Number of Bookings as % of 2019 Levels
93%
87%
106%
118%
105%
Q3 FY21
Q4 FY21
Q1 FY22
Q2 FY22
Q3 FY22

[1] Euromonitor, February 2022 (in Euro, millions, includes full service restaurants, limited services restaurants, cafe/bars, self-service cafeterias, street stalls/kiosks)

[2] Infocamere, July 2022

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Adjusted EBITDA loss in Q3 2022 was $9 million. Fixed and discretionary cost increases drove the year over year increase in losses. In 2022, we have spent more on brand marketing than in 2019 to regain awareness levels coming out of the pandemic. We also implemented a number of important technology infrastructure projects, aimed at improving revenue generation in 2023. Relative to last quarter, losses increased due to approximately $11 million of COVID-19-related government subsidies received in Q2, which did not reoccur in Q3. We continue to expect losses in this segment in Q4, but expect significant improvement in profitability in 2023.

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Outlook

(As a reminder, we endeavor to be as accurate as possible with our forward-looking commentary; however, a number of factors outside of our control can limit our visibility into future financial performance and can cause our results to vary materially from our current expectations.)

Results in Q3 2022 mark another quarter of recovery across our segments, and continued improvement since the start of the year. We are optimistic about the long-term opportunities in travel, despite a recovery path that is likely to remain uneven by month and by specific revenue line, and less reliably consistent relative to pre-pandemic.

Our outlook for Q4 takes the following into consideration:

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Continued strong travel fundamentals despite general macro headlines.
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We expect a moderate step down of Tripadvisor Core revenue as a percent of 2019 from Q3. This step down is not related to a change in our revenue trends, but to a particularly strong August in Q3 2022 and unique items in Q4 2019 that create a tougher revenue comparison. We point out that in 2019 television advertising for brand Tripadvisor and other expenses were considerably higher in Q3 than in Q4, creating a sequentially harder comparison from an adjusted EBITDA margin perspective, in addition to the impact of the revenue step down.
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Continued robust bookings and revenue growth in Viator versus 2019 levels, with reinvestment of higher than anticipated profits year to date into brand and cross-channel marketing in Q4. The revenue impact of these marketing investments is expected to be mostly realized in 2023. This combined with typical revenue seasonality is expected to result in an adjusted EBITDA loss at Viator in Q4 following the robust adjusted EBITDA growth in Q3. We expect that Viator combined Q3 and Q4 adjusted EBITDA to be approximately break even.

The above trends lead us to the following outlook for Q4:

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Consolidated revenue of low-single digit increases from 2019 levels, implying a modest slowdown from Q3 2022.
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Consolidated adjusted EBITDA margin to step down sequentially to close to 10% of revenue, a result of the seasonal step down, a mix shift towards our lower margin growth revenue lines, and the increased investment in Viator as noted above.

We remain excited about closing out the last quarter of the year, and even more excited about the work we are doing to position the business for 2023 and beyond. We look forward to discussing more about our Q3 2022 results tomorrow morning, Tuesday, November 8, 2022 at 8:30 am Eastern Time. Joining the call will be Matt Goldberg, President & CEO, Ernst Teunissen, outgoing CFO, and Mike Noonan, who joined us as incoming CFO effective October 31, 2022.

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Earnings Webcast

Tripadvisor management will host a conference call to discuss results as well as forward-looking information at 8:30 a.m. ET on November 8, 2022. The link to the live webcast, as well as the audio replay, will be made available on Tripadvisor’s Investor Relations website at http://ir.tripadvisor.com.

Investor relations contact

ir@tripadvisor.com

Media contact

northamericapr@tripadvisor.com

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Forward-Looking Statements

These prepared remarks contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The following words, when used, are intended to identify forward-looking statements: “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “project,” “target,” “should,” “will,” and similar expressions which do not relate solely to historical matters. We caution investors that any forward-looking statements in these prepared remarks, or which management may make orally or in writing from time to time, are based on management’s beliefs and on assumptions made by, and information currently available to, management. Such statements are subject to risks, uncertainties and assumptions and are not guarantees of future performance, which may be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control. Some of the risks and uncertainties that may cause our actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements are more fully described in Part I. Item 1A. "Risk Factors" of our Annual Report on Form 10-K. Moreover, we operate in a rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We caution you that, while forward-looking statements reflect our good faith beliefs when we make them, they are not guarantees of future performance and are impacted by actual events when they occur after we make such statements. We expressly disclaim any responsibility to update our forward-looking statements, whether as a result of new information, future events or otherwise.

Investors should also refer to our quarterly reports on Form 10-Q for future periods and current reports on Form 8-K as we file them with the SEC and to other materials we may furnish to the public from time to time through current reports on Form 8-K or otherwise, for a discussion of risks and uncertainties that may cause actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements.

Use of Non-GAAP Financial Measures

These prepared remarks may include references to non-GAAP measures, such as consolidated adjusted EBITDA (including forecasted consolidated adjusted EBITDA), consolidated adjusted EBITDA margin, free cash flow, and constant currency measurements, such as, non-GAAP revenue before effects of foreign exchange, and adjusted EBITDA before effects of foreign exchange, which are considered non-GAAP financial measures as they are not prepared in conformity with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures are not prepared under a comprehensive set of accounting rules and, therefore, should only be reviewed alongside results reported under GAAP.

We encourage investors to review our earnings press release as it contains important information about our financial results, including tabular reconciliations to the most directly comparable GAAP financial measure, definitions, limitations and other related information about these non-GAAP financial measures. We have not reconciled consolidated adjusted EBITDA guidance to projected consolidated GAAP net income (loss) because we do not provide guidance on GAAP net income (loss) or the reconciling items between adjusted EBITDA and GAAP net income (loss), as a result of the uncertainty regarding, and the potential variability of, certain of these items. Accordingly, a reconciliation of the non-GAAP financial measure guidance to the corresponding GAAP measure is not available without unreasonable effort.

The earnings press release in addition to other supplemental financial information is available on the Investor Relations section of our website at http://ir.tripadvisor.com/. The earnings press release is also included as Exhibit 99.1 to our Current Report on Form 8-K as furnished to the SEC on November 7, 2022, which is available on the Investor Relations section of our website athttp://ir.tripadvisor.com/and the SEC’s website at www.sec.gov.

Key Business Metrics & Definitions

We review a number of metrics, including, but not limited to, average monthly unique users, hotel shoppers, cost-per-click, gross booking value for experiences, seated diners, dining bookings, and other metrics, to evaluate our

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business, measure our performance, identify trends affecting our business, formulate business plans and make strategic decisions. While these numbers are based on what we believe to be reasonable estimates for the applicable period of measurement, there are inherent challenges in measuring usage and user engagement across our large user base around the world. For example, a single user may have multiple member accounts or browse the internet on multiple browsers or devices, some users may restrict our ability to accurately identify them across visits, and we are not always able to capture user information on all of our platforms. As such, the calculations of our unique users may not accurately reflect the actual number of people or organizations using our platform. Our metrics are also affected by applications that automatically contact our servers for regular updates with no discernible user action involved, and this activity can cause our system to count the users associated with such applications as active users on the day or days such contact occurs. As such, the calculation of some of the metrics presented may be affected as a result of this activity. We regularly review our process and may adjust how we calculate our internal metrics to improve their accuracy.

Variable expense primarily includes costs related to revenue generation, as well as traffic generation costs.

Fixed & discretionary expense primarily includes all other expenses such as compensation costs (including outsourced services), broadcast advertising, G&A and other discretionary costs, not including depreciation, amortization, restructuring and other related reorganization costs, stock-based compensation, interest expense, or income taxes.

Tripadvisor, the world's largest travel guidance platform*, helps hundreds of millions of people each month** become better travelers, from planning to booking to taking a trip. Travelers across the globe use the Tripadvisor site and app to discover where to stay, what to do and where to eat based on guidance from those who have been there before. With more than 1 billion reviews and opinions of nearly 8 million businesses, travelers turn to Tripadvisor to find deals on accommodations, book experiences, reserve tables at delicious restaurants and discover great places nearby. As a travel guidance company available in 43 markets and 22 languages, Tripadvisor makes planning easy no matter the trip type.

Subsidiaries of Tripadvisor, Inc. (Nasdaq:TRIP), own and operate a portfolio of travel media brands and businesses, operating under various websites and apps, including the following websites: www.bokun.io, www.cruisecritic.com, www.flipkey.com, www.thefork.com, www.helloreco.com, www.holidaylettings.co.uk, www.housetrip.com, www.jetsetter.com, www.niumba.com,www.seatguru.com, www.singleplatform.com, www.vacationhomerentals.com, and www.viator.com.

*Source: SimilarWeb, unique users de-duplicated monthly, September 2022

**Source: Tripadvisor internal log files

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